Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 8, 2019, Roku, Inc. (the “Company” or “Roku”) completed the acquisition of substantially all of the assets and liabilities of Dataxu, Inc. (“Dataxu”) (the “Acquisition”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 22, 2019 (the “Merger Agreement”).

The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations each give effect to the Acquisition as if it had occurred on January 1, 2018 (the first day of the Company’s fiscal year 2018).

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Roku and Dataxu for the applicable periods:

•

Audited historical consolidated financial statements of Roku as of and for the year ended December 31, 2018 and the related notes included in Roku’s Annual Report on Form 10-K filed with the SEC on March 1, 2019;

•

Audited historical consolidated financial statements of Dataxu as of the years ended December 31, 2018 and 2017 and for the three years in the period ended December 31, 2018 and the related notes included in Exhibit 99.1 of this Form 8-K/A;

•

Unaudited historical consolidated financial statements of Roku as of and for the nine months ended September 30, 2019 and the related notes included in Roku’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019; and

•

Unaudited historical consolidated financial statements of Dataxu as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 and the related notes included in Exhibit 99.2 of this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor the costs that may be incurred to achieve such benefits.

Roku, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2019

(in thousands)

	Roku, Inc. (As Reported)	Dataxu, Inc. (As Adjusted)	Assets and liabilities not acquired	Pro Forma Adjustments		Pro Forma Combined
		(Note 1) (Note 3)	(Note 1)	(Note 4)
Assets
Current Assets
Cash and cash equivalents	$385,999	$5,406	$(439)	$(79,682)	A	$311,284
Short-term investments	1,496	—	—	—		1,496
Restricted cash, current	868	138	—	(138)	B	868
Accounts receivable, net	196,044	39,547	(722)	—		234,869
Inventories	73,531	—	—	—		73,531
Prepaid expenses and other current assets	28,908	2,172	(60)	(529)	C	30,491
Deferred cost of revenue, current	45	—	—	—		45

Total current assets	686,891	47,263	(1,221)	(80,349)		652,584
Property and equipment, net	61,878	19,676	(1)	(15,097)	D	66,456
Operating lease right-of-use assets	142,110	—	—	25,269	E	167,379
Intangible assets, net	1,061	—	—	71,602	F	72,663
Restricted cash, net of current portion	—	1,811	—	(642)	G	1,169
Goodwill	1,382	9,457	—	61,008	H	71,847
Other non-current assets	3,983	281	(54)	—		4,210

Total Assets	$897,305	$78,488	$(1,276)	$61,791		$1,036,308

Liabilities and Stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$241,519	$46,221	$(246)	$2,484	I	$289,978
Deferred revenue, current	35,912	548	(63)	—		36,397
Line of credit	—	28,965	—	(28,965)	J	—
Convertible debt	—	12,464	—	(12,464)	K	—

Total current liabilities	277,431	88,198	(309)	(38,945)		326,375
Deferred revenue, non-current	12,932	—	—	—		12,932
Operating lease liabilities	142,134	—	—	22,586	E	164,720
Other long-term liabilities, non-current	1,031	4,434	(20)	(4,414)	L	1,031

Total Liabilities	433,528	92,632	(329)	(20,773)		505,058
Redeemable Convertible Preferred Stock	—	100,443	—	(100,443)	M	—
Stockholders’ Equity:
Common stock	12	34	—	(34)	M	12
Additional paid-in capital	761,883	26,370	—	43,314	N	831,567
Accumulated other comprehensive loss	(2)	(3)	—	3	M	(2)
Accumulated deficit	(298,116)	(140,988)	(947)	139,724	O	(300,327)

Total stockholders’ equity	463,777	(114,587)	(947)	183,007		531,250

Total liabilities and stockholders’ equity	$897,305	$78,488	$(1,276)	$61,791		$1,036,308

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Roku, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2019

(in thousands, except per share amounts)

	Roku, Inc. (As Reported)	Dataxu, Inc. (As Adjusted)	Assets and liabilities not acquired	Pro Forma Adjustments		Pro Forma Combined
		(Note 1) (Note 3)	(Note 1)	(Note 5)
Net Revenue:
Platform	$481,157	$77,231	$—	$—		$558,388
Player	236,534	—	—	—		236,534

Total net revenue	717,691	77,231	—	—		794,922
Cost of Revenue:
Platform	165,419	55,838	(64)	(928)	A	220,265
Player	218,695	—	—	—		218,695
Total cost of revenue	384,114	55,838	(64)	(928)		438,960
Gross Profit:
Platform	315,738	21,393	64	928	A	338,123
Player	17,839	—	—	—		17,839
Total gross profit	333,577	21,393	64	928		355,962
Operating Expense:
Research and development	186,219	8,590	(32)	6,118	A, B, C	200,895
Sales and marketing	117,041	22,101	(2,519)	4,802	A, B, C, D	141,425
General and administrative	77,992	8,102	(206)	(1,261)	A, B, C, E	84,627
Total operating expenses	381,252	38,793	(2,757)	9,659		426,947
Loss from Operations	(47,675)	(17,400)	2,821	(8,731)		(70,985)
Other Income (Expense), Net:
Interest expense	(1,436)	(2,683)	—	2,683	F	(1,436)
Other income (expense), net	4,272	(698)	33	375	G	3,982
Total other income (expense), net	2,836	(3,381)	33	3,058		2,546
Loss Before Income Taxes	(44,839)	(20,781)	2,854	(5,673)		(68,439)
Income tax benefit (expense)	(619)	149	(35)	—		(505)
Net Loss	$(44,220)	$(20,930)	$2,889	$(5,673)		$(67,934)

Net loss per share:
Basic and diluted	$(0.39)	$				$(0.59)	I

Weighted-average shares used in computing net loss per share:
Basic and diluted	114,064					114,712	I

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Roku, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2018

(in thousands, except per share amounts)

	Roku, Inc. (As Reported)	Dataxu, Inc. (As Adjusted)	Assets and liabilities not acquired	Pro Forma Adjustments		Pro Forma Combined
		(Note 1) (Note 3)	(Note 1)	(Note 5)
Net Revenue:
Platform	$416,863	$142,799	$—	$—		$559,662
Player	325,643	—	—	—		325,643
Total net revenue	742,506	142,799	—	—		885,305
Cost of Revenue:
Platform	120,543	96,514	(125)	1,261	A	218,193
Player	289,815	—	—	—		289,815
Total cost of revenue	410,358	96,514	(125)	1,261		508,008
Gross Profit:
Platform	296,320	46,285	125	(1,261)	A	341,469
Player	35,828	—	—	—		35,828
Total gross profit	332,148	46,285	125	(1,261)		377,297
Operating Expense:
Research and development	170,692	15,616	(16)	7,927	A, B, C	194,219
Sales and marketing	102,780	31,811	(3,926)	5,555	A, B, C, D	136,220
General and administrative	71,972	12,501	(443)	(544)	A, B, C	83,486
Total operating expenses	345,444	59,928	(4,385)	12,938		413,925
Loss from Operations	(13,296)	(13,643)	4,510	(14,199)		(36,628)
Other Income (Expense), Net:
Interest expense	(346)	(2,956)	—	2,956	F	(346)
Other income (expense), net	4,309	(774)	(251)	—		3,284
Total other income (expense), net	3,963	(3,730)	(251)	2,956		2,938
Loss Before Income Taxes	(9,333)	(17,373)	4,259	(11,243)		(33,690)
Income tax benefit (expense)	(476)	283	(56)	—		(249)
Net Loss	$(8,857)	$(17,656)	$4,315	$(11,243)		$(33,441)

Net loss per share:
Basic and diluted	$(0.08)					$(0.32)	I

Weighted-average shares used in computing net loss per share:
Basic and diluted	104,618					105,215	I

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction and Basis of Presentation

On November 8, 2019, Roku, Inc. (“Roku” or “Company”), through Delaware Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), consummated the previously announced acquisition of Dataxu, Inc., a Delaware corporation (“Target” or “Dataxu”), pursuant to the Agreement and Plan of Merger, dated October 22, 2019, by and among the Company, Merger Sub, Target and Shareholder Representative Services LLC, as Stockholder Representative, as amended by Amendment No. 1 to the Agreement and Plan of Merger on November 8, 2019 (as so amended, the “Merger Agreement”). Under the Merger Agreement, Merger Sub merged with and into Target, with Target surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). At the closing of the Merger, the Company paid aggregate consideration of $75 million in cash (before adjustments as specified within the merger agreement) and 571,459 shares of the Company’s Class A common stock (the “Class A Common Stock”) to existing Target securityholders.

The unaudited pro forma condensed combined statements of operations illustrate the effects of the Acquisition as if it had been completed on January 1, 2018 and the unaudited pro forma condensed combined balance sheet reflects the effects of the Acquisition as if it had been completed on September 30, 2019. The historical consolidated financial information has been adjusted to give pro forma effect to events that are: (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Consolidated financial statements of Roku issued after completion of the Acquisition will reflect such fair values, measured as of the acquisition date, which will be different than the preliminary estimated fair values included in these unaudited pro forma condensed combined financial statements. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Company’s future results of operations and financial position.

The audited and unaudited historical consolidated financial statements of Dataxu include balances attributable to certain foreign entities that were not acquired by Roku. The use of audited consolidated financial statements of an entire consolidated entity where only selected parts of an entity are acquired and those acquired parts represent substantially all of the selling entity is in accordance with published SEC observations. The adjustments included in the column “Assets and Liabilities Not Acquired” in the unaudited pro forma condensed combined balance sheet and statements of operations represent the assets that were not acquired/liabilities not assumed in connection with the Acquisition along with the corresponding revenues and expenses.

The unaudited pro forma condensed combined financial information has been prepared using Roku’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2018. Certain reclassification and preliminary accounting policy alignment adjustments have been made in order to conform the Dataxu historical consolidated financial statements to Roku’s financial statement presentation. Refer to Note 3—Accounting Policy Alignment and Reclassifications for more details.

2.	Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The estimated preliminary purchase price is as follows:

Estimated Purchase Consideration	(in thousands)
Cash consideration	$80,462
Shares of Roku capital stock (i)	69,684

$150,146

(i)	Equity portion of purchase price calculation is based on the issuance of 571,459 shares multiplied by the closing stock price of $121.94 on November 8, 2019.

The table below represents the preliminary purchase price allocation based on estimates, assumptions, valuations and other analyses as of September 30, 2019, that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of Dataxu based on their estimated fair values as if the Acquisition had occurred on September 30, 2019, which is the assumed acquisition date for purposes of the unaudited pro forma condensed combined balance sheet:

Assets acquired	(in thousands)
Current assets	$45,513
Property and equipment, net	4,578
Intangible assets	71,602
Restricted cash, net of current portion	1,811
Operating lease right-of-use assets	25,269
Other long-term assets	227

Total assets acquired	149,000

Liabilities assumed
Current liabilities	46,733
Operating lease liabilities	22,586

Total liabilities assumed	69,319

Net assets acquired, excluding goodwill	79,681
Total preliminary purchase consideration	150,146

Goodwill	$70,465

As of the closing date of the Acquisition, the recorded value of intangible assets will be adjusted for the preliminary purchase price allocation. The fair value and useful lives assigned to the identifiable intangible assets have been estimated based on preliminary assumptions. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the Acquisition. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the carrying amount and related amortization expense of such assets. The fair value of working capital, fixed assets, and other long-term assets approximate their carrying values, thus no adjustments to arrive at fair value are reflected.

In connection with the acquisition of Dataxu, a deferred tax liability was established for the book/tax differences related to non-goodwill intangible assets. The deferred tax liability is not reflected as Roku also acquired deferred tax assets, including significant net operating losses, that offset the deferred tax liability. Additionally, both Roku and Dataxu have full valuation allowances recorded against their respective deferred tax assets, resulting in a net zero adjustment to deferred taxes on the unaudited pro forma condensed combined balance sheet.

Management is still assessing the tax impact of the Acquisition and is performing a Section 382 analysis. The deferred tax liability resulting from the acquisition to the extent it exceeds acquired deferred tax assets may result in a release of some of the valuation allowance which would create a tax benefit. Given that this analysis is still in its preliminary stages any tax benefit that may be realized as a result of the acquisition is not contemplated by the unaudited pro forma financial statements.

3.	Accounting Policy Alignment and Reclassifications

The unaudited pro forma condensed combined financial information has been prepared using Roku’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2018. Based on the procedures performed to date, the accounting policies of Dataxu are similar in most material respects to Roku’s accounting policies with the exception of Accounting Standards Update (“ASU”) No. 2016-02 “Leases (topic 842)” (“ASC 842”), ASU No. 2014-09, “Revenue from Contracts with Customer (topic 606) (“ASC 606”) and “Other Assets and Deferred Costs” (“ASC 340”) , which Dataxu had not yet been required to adopt as it was a private company. The unaudited pro forma condensed combined financial statements include an adjustment to reflect the adoption of ASC 842 and ASC 606. Refer to Notes 4(E) and 5(D) for more details.

In addition, certain historical consolidated financial statement line items of Dataxu were renamed or reclassified in order to conform to Roku’s presentation, as follows:

•	Capitalized software development costs, net was reclassified as Property and equipment, net

•	Accrued expenses and Accounts payable were reclassified as Accounts payable and accrued liabilities

•	Deferred rent was reclassified as Other long-term liabilities

As more information becomes available, we will complete a more detailed review of Dataxu’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined results and financial position.

4.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	Reflects (1) the cash consideration paid in connection with the close of the Acquisition and (2) other cash adjustments, as follows (in thousands):

Cash consideration paid

Settlement of historical indebtedness (i)	$(30,830)
Settlement of convertible notes (ii)	(9,187)
Dataxu management retention payment (iii)	(17,250)
Cash consideration distributed	(20,226)
Settlement of outstanding Dataxu transaction costs	(2,969)

$(80,462)

Other cash adjustments

Historical Dataxu restricted cash reclassified to cash and cash equivalents	$1,949
Reflects cash that is restricted as collateral for letters of credit	(1,169)

Pro forma adjustment	$(79,682)

i.	Primarily reflects the settlement of the line of credit and accrued compensation.

ii.

The aggregate consideration required to settle Dataxu’s outstanding convertible debt was $33.7 million, which included a success fee of $21.3 million, which was settled in cash and shares of Roku capital stock. This payment of cash consideration represents cash portion of the success fee.

iii.	Represents a bonus that was paid to certain Dataxu management personnel to retain them until the close of the Acquisition.

B.	Reflects the reclassification of Restricted cash, current portion to cash and cash equivalents upon Acquisition.

C.	Represents the net adjustment to Prepaid expenses and other current assets (in thousands):

Elimination of prepaid rent	$(297)
Elimination of deferred financing costs	(232)

Adjustment to Prepaid expenses and other current assets	$(529)

D.	Reflects the elimination of the book value of Dataxu’s historical capitalized internal use software as this software was recorded at fair value within Intangible assets, net. Refer to note 4(F).

E.

Reflects the preliminary estimated impact of adopting ASC 842. The operating lease liability of $25.3 million, of which $2.7 million is classified as current (refer to Note 4(I) below), and corresponding right of use asset were measured using the present value of the remaining lease payments using Roku’s incremental borrowing rate of 4.24%. This estimated impact is preliminary and does not purport to represent what the operating lease liability or right of use asset would have been had the Acquisition been completed on September 30, 2019.

F.	Represents the estimated fair values of identified intangible assets that were acquired based on a preliminary purchase price allocation (in thousands):

	Estimated Fair Value	Estimated Useful Lives
Developed technology	$48,500	6
Customer relationships	15,000	4
Tradenames	7,000	6
Backlog	1,000	1
In-place lease intangible	102	3

Estimated fair value of acquired intangible assets	$71,602

G.	Represents the net adjustment to Restricted cash, net of current portion as follows (in thousands):

Restricted cash distributed to Dataxu shareholders	$(1,811)
Reflects cash that is restricted as collateral for letters of credit	1,169

Net adjustment to Restricted cash, net of current portion	$(642)

H.	Reflects the Goodwill to be recorded based on the preliminary purchase price allocation and elimination of Dataxu’s pre-acquisition goodwill.

I.	Represents the net adjustment to Accounts payable and accrued liabilities calculated as follows (in thousands):

Recognition of current portion of operating lease liability	$2,683
Elimination of the current portion of deferred rent	(298)
Settlement of embedded derivative related to convertible notes	(825)
Settlement of accrued interest in connection with the payoff of indebtedness	(172)
Accrual of severance expense	36
Settlement of accrued compensation	(1,462)
Accrual of Dataxu transaction costs	311
Accrual of Roku transaction costs	2,211

Net adjustment to Accounts payable and accrued liabilities	$2,484

J.	Reflects the repayment of the outstanding principal amount on Dataxu’s line of credit.

K.

Reflects the settlement of Dataxu’s convertible notes in connection with the transaction. As a result of the change in control, a success fee of $21.3 million was also payable and settled by Roku resulting in an aggregate of $33.7 million to settle the convertible notes. $9.2 million of the aggregate balance was paid in cash and the remainder was settled in shares of Roku capital stock as part of purchase consideration.

L.	Reflects the elimination of the non-current portion of deferred rent of Dataxu as this does not represent a liability to the combined company.

M.	Represents the elimination of Dataxu’s historical Redeemable convertible preferred stock and stockholders’ equity.

N.	Represents the net adjustment to Additional paid-in capital calculated as follows (in thousands):

Elimination of Dataxu’s historical additional paid-in capital	$(26,370)
Issuance of Roku shares as purchase consideration	69,684

Net adjustment to Additional paid-in capital	$43,314

O.	Represents the net adjustment to Accumulated deficit calculated as follows (in thousands):

Elimination of Dataxu’s historical accumulated deficit	$140,988
Elimination of Dataxu’s accumulated deficit charge related to foreign entities not acquired	947
Roku transaction costs charged to accumulated deficit (i)	(2,211)

Net adjustment to Accumulated deficit	$139,724

(i)	No adjustment was made to the unaudited pro forma condensed combined statement of operations as the transaction costs do not have a continuing impact.

5.	Unaudited Pro forma Condensed Combined Statements of Operations Adjustments:

A.	Reflects the additional amortization expense related to the estimated step-up to fair value of intangible assets as follows (in thousands):

	Nine months ended September 30, 2019	Year ended December 31, 2018
Eliminate Dataxu amortization expense
Cost of revenue (i)	$(3,959)	$(3,781)

New amortization expense
Cost of revenue (i)	3,031	5,042
Research and development	3,031	4,042
Sales and marketing	3,688	4,917
General and administrative	26	34

	9,776	14,035
Pro forma amortization adjustment
Cost of revenue (i)	(928)	1,261
Research and development	3,031	4,042
Sales and marketing	3,688	4,917
General and administrative	26	34

	$5,817	$10,254

(i)

Amortization expense classified within Cost of revenue includes amortization of backlog and developed technology. Backlog has an estimated useful life of one year. As a result, the adjustment reflected on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 is greater than the adjustment reflected for the nine months ended September 30, 2019.

An increase or decrease of 10% in the estimated fair value of intangible assets would result in an increase or decrease of $1.0 million and $1.4 million of amortization expense for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively.

B.

In connection with the Acquisition, Roku will grant 250,676 restricted stock units to employees of Dataxu at an estimated grant date fair value of $121.94 per share. The majority of the awards will vest evenly over 4 years. This adjustment reflects the elimination of historical stock-based compensation expense related to Dataxu’s existing equity awards and reflects new stock-based compensation expense based on the preliminary estimated fair values and vesting periods (in thousands):

	Nine months ended September 30, 2019	Year ended December 31, 2018
Eliminate Dataxu historical stock-based compensation expense
Research and development	$(386)	$(797)
Sales and marketing	(606)	(908)
General and administrative	(607)	(1,009)

	(1,599)	(2,714)

New stock-based compensation expense
Research and development	3,467	4,622
Sales and marketing	2,130	2,842
General and administrative	305	405

	5,902	7,869

Pro forma stock-based compensation adjustment
Research and development	3,081	3,825
Sales and marketing	1,524	1,934
General and administrative	(302)	(604)

	$4,303	$5,155

C.	Reflects the increase to rent expense under ASC 842 assuming all leases commenced on January 1, 2018 (in thousands):

	Nine months ended September 30, 2019	Year ended December 31, 2018
Research and development	$6	$60
Sales and marketing	16	216
General and administrative	2	26

	$24	$302

D.

Reflects a reduction of $0.4 million and $1.5 million to Sales and marketing expense for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, related to the impact of capitalizing sales commissions in accordance with ASC 606 and ASC 340. This adjustment only reflects the preliminary estimated impact of aligning Dataxu’s accounting policies to those of Roku. The adjustment does not purport to project or forecast the future impact to Sales and marketing expense, nor does it purport to align Dataxu’s commission structure to that of Roku for the periods presented. Other impacts of reflecting Dataxu’s historical results under ASC 606 were not material.

E.

Reflects the elimination of approximately $1.0 million of transaction costs from the pro forma statements of operations for the nine months ended September 30, 2019 as they are not expected to have a continuing impact.

F.	Reflects the elimination of interest expense related to the line of credit and convertible notes.

G.	Reflects the elimination of the loss associated with the change in fair value of the embedded derivative.

H.

Due to the Company’s history of net operating losses in the jurisdictions in which it operates, the pro forma tax expense adjustment is comprised solely of the tax impact related to the disposition of certain foreign entities of Dataxu. Aside from the tax impact related to this disposition, the Company’s blended rate is estimated to be zero.

I.

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the basic and diluted weighted-average outstanding shares of Roku, after giving effect to (1) the issuance of shares of Class A Common Stock issued as purchase consideration as if the Class A Common Stock were issued on January 1, 2018 and (2) Roku RSU awards that will be granted to employees of Dataxu that would have vested during the periods presented, assuming the RSU awards were issued on January 1, 2018. The unaudited pro forma basic and diluted earnings per share were calculated as follows:

	Nine months ended September 30, 2019	Year ended December 31, 2018
Pro Forma Weighted Average Shares (Basic) (in thousands)
Historical weighted average shares outstanding	114,064	104,618
RSUs awards vested during periods presented	77	26
Shares of Class A Common Stock issued as purchase consideration	571	571

Pro forma basic weighted average shares	114,712	105,215

Pro Forma Earnings per Share
Pro forma net loss (in thousands)	$(67,934)	$(33,441)

Pro forma basic and diluted earnings per share	$(0.59)	$(0.32)